Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--February 4, 2010--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable March 15, 2010, to holders of record as of March 1, 2010.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended December 31, 2009.

Highlights

  The Company reported consolidated earnings for the year ended December 31, 2009 of $41.3 million, or basic and diluted earnings per share of $1.18. This compares to 2008 earnings of $39.7 million, or $1.17 per share. Earnings for the 2009 fourth quarter were $7.9 million, or $0.22 per share, compared with a 2008 fourth quarter earnings of $7.7 million, or $0.23 per share.
  The Company filed two requests for rate increases during the fourth quarter. The Company filed a request with the Missouri Public Service Commission (MPSC) for changes in rates for its Missouri electric customers. The Company is seeking an annual increase in revenues of approximately $68.2 million or about 19.6 percent. The Company is also asking to continue with the Fuel Adjustment Clause that was approved in its last Missouri electric case. The Company also filed a request with the Kansas Corporation Commission (KCC) for changes in rates for its Kansas electric customers. The Company is seeking an annual increase in revenues of approximately $5.2 million or about 24.6 percent in Kansas.
  On January 26, 2010 the Company signed an extension to its $150 million unsecured line of credit for an additional three years. The terms of the agreement are substantially the same as the previous agreement with the exception of the interest rate and fees which reflected the current market.
  Kansas City Power & Light (KCP&L), the operator and construction manager of Iatan No. 2 had previously anticipated an in-service date in late summer of 2010. However, KCP&L recently announced that due to construction delays and unusually cold weather, it currently anticipates that the Iatan No. 2 in-service date will be approximately two months later in the fall of 2010. KCP&L also announced that it has commenced a cost and schedule reforecast but does not anticipate a material increase in the estimated construction costs for Iatan No. 2. The rate case filing with the MPSC noted above was filed with the expectation that Iatan No. 2 would be in-service late summer 2010. As a result of the Iatan No. 2 delay, the Company expects the base rate increases related to Iatan No. 2 will be delayed as well. The Company does not anticipate a rate delay related to the case filed in Kansas.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Year Ended December 31, 2009				Year Ended December 31, 2008
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$ 434,897	$ 57,314	$ 5,562	$ 497,168	$ 448,248	$ 65,438	$ 5,005	$ 518,163
Fuel & Purchase Power Exp.	182,028	35,602	––	217,630	204,058	42,630	––	246,688
Other Operating Expenses	184,455	17,078	4,115	205,043	179,764	17,388	3,839	200,463
Operating Income	68,414	4,634	1,447	74,495	64,426	5,420	1,166	71,012
Net Income	$ 39,078	$ 874	$ 1,344	$ 41,296	$ 37,436	$ 1,677	$ 609	$ 39,722
Earnings Per Weighted-Average Share				$1.18				$1.17

Electric Results

Electric segment revenues for the year ended December 31, 2009 decreased $13.4 million compared to 2008. The most significant factor decreasing our annual revenues was the impact of third quarter weather. We estimate the impact of weather for the year reduced revenues by approximately $20.3 million compared to 2008. Off-system sales further lowered revenues an estimated $15.4 million due to lower volumes and lower power prices in 2009 compared to 2008. Increases to revenues from rates, mostly in our Missouri jurisdiction, of approximately $21.9 million and customer growth estimated at $0.6 million partially offset the decrease from weather and off-system sales.

Electric fuel and purchased power expenses for 2009 decreased $22.0 million compared to 2008. Our costs were lower for natural gas and purchased power by $18.6 million and $6.8 million, respectively. The decrease in natural gas costs was primarily a result of lower volumes while the reduction in purchased power was primarily due to lower prices.

Mild weather and an outage at our State Line Combined Cycle plant were the primary reasons for the drop in natural gas volumes. Additionally, continued low prices for natural gas in the overall market reduced our prices for purchased power. We did experience a slight increase in coal costs, $3.2 million, which is largely due to coal prices escalating in 2009 and was partially offset by slightly lower volumes. The effect of fuel adjustment mechanisms increased our fuel expenses by approximately $0.5 million in 2009 compared to the adjustments in 2008.

Other regulated operating costs increased only $1.0 million in 2009 compared to 2008 while maintenance costs were higher by approximately $4.5 million. The Company’s professional service costs increased $1.5 million and power operations expenses increased $1.3 million. These costs were partially offset by lower costs for healthcare and other benefit claims of $1.3 million and $1.1 million, respectively. Operating costs at our Iatan I plant have increased with the environmental upgrades completed in the second quarter of 2009. However, we were able to defer about $0.6 million of Iatan I operating costs in accordance with our agreement with the MPSC that allows deferral of certain costs until the environmental upgrades are included in our rate base. Production maintenance costs were higher by $0.9 million and maintenance expenses related to our distribution system were higher by $3.8 million in total. A significant part of the distribution increase, $2.5 million, is due to increased amortization of 2007 ice storm costs. We began amortizing these costs in August 2008 when our most recent Missouri electric rates became effective, which included a recovery component for these storm costs, and recorded a full year of amortization in 2009.

Depreciation was lower for 2009 compared to 2008 by $2.3 million even though the Company continued to add plant and equipment in service. The overall decline was caused by the Company recording $3.7 million less of regulatory amortization in 2009 compared to 2008. The Company was also able to defer $0.8 million of depreciation related to Iatan I and will continue to defer depreciation until the 2009 environmental upgrades are reflected in our rate base. Other taxes related to property and local taxes increased in 2009 by approximately $0.8 million over 2008. In summary, the electric net income improved in 2009 by $1.6 million over 2008.

Gas Results

The gross margin for our gas segment (gas revenues less the cost of natural gas sold and transported) was lower for 2009 by approximately $1.1 million compared to 2008. The reduction is mostly a result of lower sales from residential and commercial customers. Other operating and maintenance expenses increased only $0.2 million for 2009 compared to 2008. Depreciation and other taxes were relatively flat for the two years. The gas segment net income was lower by approximately $0.8 million for 2009 compared to 2008.

Consolidated Results

Total interest charges increased approximately $2.1 million in 2009 compared to 2008. Interest related to long-term debt increased $6.0 million as the Company issued first mortgage bonds in March of 2009. The increase in long-term debt interest was partially offset by decreased short-term debt interest of $0.7 million and a $1.3 million increase related to the debt component of AFUDC income. Further reducing total interest costs was the deferral of Iatan I carrying charges which began in the second quarter of 2009 which amounted to approximately $1.3 million.

Fourth Quarter Electric Results

Electric segment revenues for the quarter ended December 31, 2009 decreased $4.1 million compared to 2008. The most significant factor decreasing revenues was milder weather in October and November which reduced revenues by an estimated $4.0 million. Off-system sales were also lower by about $2.0 million. Partially offsetting these decreases were rate increases of $1.6 million and other additional electric revenues of $0.2 million.

Electric fuel and purchased power expenses for the 2009 quarter decreased $3.1 million compared to the 2008 quarter. We experienced increased coal costs compared to 2008 of $1.8 million. The Company’s purchased power costs increased $2.1 million in 2009 which was attributable to both price and volume increases. These increases were offset primarily by lower natural gas costs of $7.2 million. Higher natural gas prices were offset by our reduced volumes of natural gas purchases. The effect of fuel adjustment mechanisms increased our fuel expenses by approximately $0.5 million in the 2009 fourth quarter compared to the adjustments in 2008.

Other regulated operating costs increased only $0.6 million in the fourth quarter of 2009 compared to 2008 while maintenance costs were lower by approximately $0.9 million. The Company’s professional service costs and customer accounts increased only slightly and were offset by lower costs for healthcare and other benefit claims. We also deferred $0.3 million of operating costs related to our Iatan I plant in accordance with our agreement with the MPSC. Production maintenance costs were lower by $0.6 million, which was the most significant decrease to maintenance costs overall.

Depreciation increased in total by $0.3 million as the electric segment increased plant in service. The deferral of depreciation related to Iatan I was $0.3 million for the fourth quarter of 2009.

Fourth Quarter Gas Results

The gross margin for the gas segment was lower by $0.3 million for the fourth quarter of 2009 compared to 2008. The reduced margin is largely a result of lower sales from residential and commercial customers. Gas operations and maintenance expenses were relatively flat for the 2009 fourth quarter compared to 2008. Depreciation was relatively unchanged as well, while other taxes for the gas segment were lower by an estimated $0.2 million when comparing the two quarters. Overall, the quarterly 2009 gas segment net income was lower by $0.2 million compared to 2008.

Fourth Quarter Consolidated Results

Total interest charges increased approximately $0.3 million in the 2009 fourth quarter compared to 2008. Long-term debt interest increased for the quarter by approximately $1.1 million compared to 2008. AFUDC-debt income was lower by $0.3 million which further increased overall interest costs compared to the 2008 quarter. Short term debt interest was lower by $0.6 million and the deferral of Iatan I carrying charges further reduced overall interest costs by approximately $0.4 million. The Company’s other income and deductions provided an additional $0.4 million of income compared to the 2008 quarter.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and year ended December 31, 2009 versus December 31, 2008 and is a non-GAAP presentation. The economic substance behind our Non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of operations does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

	Quarter Ended	Year Ended
Basic Earnings Per Share – December 31, 2008	$ 0.23	$ 1.17
Revenues
Electric segment	(0.07)	(0.26)
Gas segment	(0.12)	(0.16)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	0.06	0.43
Cost of natural gas sold and transported	0.11	0.14
Operating – electric segment	(0.01)	(0.02)
Operating – gas segment	0.00	0.00
Operating – other segment	0.00	0.00
Maintenance and repairs	0.02	(0.09)
Depreciation and amortization	(0.01)	0.04
Change in effective income tax rates	0.01	0.00
Other taxes	0.00	(0.01)
Other income and deductions	0.00	(0.01)
Interest charges	0.00	(0.07)
AFUDC	0.00	0.03
Dilutive effect of additional shares	0.00	(0.02)

Basic Earnings Per Share – December 31, 2009	$ 0.22	$ 1.18

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, February 5, 2010, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year end December 31, 2009 results. To phone in to the conference call, parties in the United States should dial 1-877-941-2332, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4205928#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com